For period ending June 30, 2008			Exhibit 77Q1
File number 811-3504

UBS MASTER SERIES, INC.
UBS RMA MONEY FUND INC.
UBS RMA TAX-FREE FUND INC.



CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD RESOLUTIONS APPROVING BYLAW AMENDMENTS



	I, Keith A. Weller, Vice President and Assistant Secretary of UBS Master Series, Inc., UBS RMA Money Fund Inc., and UBS RMA Tax-Free Fund Inc. (each a Fund and, collectively, the Funds), hereby certify that, at a duly convened meeting of the Board of Directors of each Fund held on February 13, 2008, the Board of Directors duly and unanimously approved the following preambles and resolution:


	WHEREAS, the Nominating and Corporate Governance Committee of the Board has
recommended to the full Board that the Boards mandatory retirement age be changed from 74 to 75; and

	WHEREAS, the Board has accepted the Nominating and Corporate Governance Committees recommendation and has determined that it is in the best interest of the Fund to change the Boards retirement age policy;

	NOW, THEREFORE, BE IT

	RESOLVED, that pursuant to the relevant section of the Funds Restated Bylaws
(the Bylaws) concerning amendments to the Funds Bylaws, Article III, Section
3.16 of the Funds Bylaws be, and it hereby is, amended to read as follows:

Section 3.16. Retirement of Directors: Each Director who has attained the age of seventy-five (75) years shall retire from service as a Director on the last day of the month in which he or she attains such age.
Notwithstanding anything in this Section, a Director may retire at any time as provided for in the governing instrument of the Corporation.


	IN WITNESS WHEREOF, I have signed this certificate as of the 22nd day of February, 2008.

UBS MASTER SERIES, INC.
UBS RMA MONEY FUND INC.
UBS RMA TAX-FREE FUND INC.


By:		/s/Keith A. Weller
Name:	Keith A. Weller
Title:		Vice President and Assistant Secretary